CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 10 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 19, 2003, relating to the financial statements and financial highlights appearing in the February 28, 2003 Annual Reports to Shareholders of T. Rowe Price Tax-Efficient Balanced Fund, T. Rowe Price Tax-Efficient Growth Fund and T. Rowe Price Tax-Efficient Multi-Cap Growth Fund (comprising T. Rowe Price Tax-Efficient Funds, Inc.), which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

June 24, 2003